UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2010
ARUBA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33347	02-0579097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1344 Crossman Ave. Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 227-4500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 7, 2010, Aruba Networks, Inc. (“Aruba”) entered into an Arrangement Agreement (the “Arrangement Agreement”) by and among Aruba, Azalea Networks, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Azalea”), Felix Zhao, Frank Wang, Fang Wu, Hans Tai and Samuel Chen, as Principal Shareholders, and with respect to Articles VII, VIII and IX only, Hans Tai as Shareholder Representative and U.S. Bank National Association as Escrow Agent. The Arrangement Agreement provides for the acquisition by Aruba of all the outstanding and issued shares of Azalea (the “Acquisition”) by way of a Scheme of Arrangement between Azalea, Aruba and the Scheme Shareholders (as defined therein) (the “Scheme of Arrangement”) pursuant to the laws of the Cayman Islands.
Pursuant to the Arrangement Agreement and the Scheme of Arrangement, and in exchange for all of the outstanding share capital of Azalea, Aruba will pay an aggregate consideration of approximately $27 million worth in shares of Aruba’s common stock, subject to adjustment for deficits in working capital below a specified amount, third party expenses, debt and certain other specified items (the “Stock Consideration”), and up to $13.5 million in cash payable upon exercise of certain contingent rights issued upon the terms and conditions set forth in the Arrangement Agreement and the Scheme of Arrangement. One contingent right will be associated with each underlying share of Aruba common stock comprising the Stock Consideration and may be exercised during a certain specified period for cash at the time of a sale or other transfer of such underlying share of Aruba common stock. Each contingent right will represent the right to receive cash in an amount to be calculated based on the closing sale price of Aruba common stock on the date of exercise of the contingent right. Twenty percent (20%) of the Stock Consideration, including the contingent rights associated with such shares, will be placed into escrow for eighteen (18) months following the closing to be held as security for losses incurred by Aruba in the event of certain breaches of the representations and warranties contained in the Arrangement Agreement or certain other events. The escrowed consideration will consist solely of shares of Aruba common stock and the contingent rights associated with such shares. All options to acquire shares of Azalea common stock will be exercisable in their entirety (including the otherwise unvested portion thereof) contingent upon the closing. Any such option that has not been exercised prior to the closing, or that is otherwise subject to a contingent exercise subject to the closing, will be terminated at the closing.
The Acquisition has been approved by both companies’ respective boards of directors and is subject to, among other things, the approval of the courts of the Cayman Islands, Azalea’s shareholders and customary closing conditions. The Arrangement Agreement contains certain termination rights for both Aruba and Azalea.
The foregoing description is qualified in its entirety by reference to the Arrangement Agreement and the Scheme of Arrangement, which are filed as Exhibits 2.1 and 2.2, respectively, hereto and incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 1.01 is incorporated herein by reference. The issuance of the shares of Aruba common stock will be exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 3(a)(10) thereof.
Item 8.01 Other Events.
On May 10, 2010, Aruba issued a press release announcing that it entered into a definitive agreement to acquire Azalea Networks. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1
Arrangement Agreement dated May 7, 2010 by and among Aruba Networks, Inc., Azalea Networks, Felix Zhao, Frank Wang, Fang Wu, Hans Tai and Samuel Chen, as Principal Shareholders, and with respect to Articles VII, VIII and IX only, Hans Tai as Shareholder Representative and U.S. Bank National Association as Escrow Agent.

2.2	Form of Scheme of Arrangement between Azalea Networks, Aruba Networks, Inc., the Scheme Shareholders (as defined therein) and the Bridge Noteholders (as defined therein).

99.1	Press release dated May 10, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.
Date: May 10, 2010	By:	/s/ Alexa King
Alexa King
Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1
Arrangement Agreement dated May 7, 2010 by and among Aruba Networks, Inc., Azalea Networks, Felix Zhao, Frank Wang, Fang Wu, Hans Tai and Samuel Chen, as Principal Shareholders, and with respect to Articles VII, VIII and IX only, Hans Tai as Shareholder Representative and U.S. Bank National Association as Escrow Agent.

2.2	Form of Scheme of Arrangement between Aruba Networks, Inc., Azalea Networks, the Scheme Shareholders (as defined therein) and the Bridge Noteholders (as defined therein).

99.1	Press release dated May 10, 2010.